UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): February 29, 2008

SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of formation)	File No. 001-13251 (Commission File Number)	52-2013874 (I.R.S. employer Identification No.)

12061 Bluemont Way, Reston, VA 20190	20190
(Address of registrant’s principal executive offices)	(zip code)
Registrant’s telephone number including area code: (703) 810-3000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 29, 2008, SLM Corporation (the Company) closed three new financings: (i) $23.4 billion of FFELP student loan ABCP conduit facilities; (ii) $5.9 billion Private Education Loan ABCP conduit facility; and (iii) a $2.0 billion secured FFELP loan facility. The Company has also received an additional $3.5 billion of financing commitments for its ABCP conduit facilities, and ultimately plans to increase the size of the FFELP and Private Education Loan ABCP conduit facilities to up to $26 billion and $6 billion, respectively. Closing on these additional commitments is expected to occur in mid-March. The new financing facilities will replace the Company’s $30.0 billion Interim ABCP Facility and $6.0 billion ABCP facility.
The initial term of each of the new facilities will be 364 days. The underlying cost of borrowing under the new ABCP conduit facilities is expected to be LIBOR plus 0.68 percent for the FFELP loan facilities and LIBOR plus 1.55 percent for the Private Education Loan facility, excluding up-front and unused commitment fees. The Company currently estimates that the combined, fully utilized all-in cost of borrowings under the new financing facilities, including amortized up-front fees and unused commitment fees, is likely to be approximately LIBOR plus 2.00 percent, which will vary based on usage and is subject to closing on the fully syndicated ABCP facilities. These new facilities will provide funding for certain of the Company’s FFELP and Private Education Loans until such time as these loans are refinanced in the term ABS markets. Funding under the new facilities is subject to usual and customary conditions and is expected to begin the first week of March.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
By:	/s/ MICHAEL E. SHEEHAN
Name:	Michael E. Sheehan
Title:	Senior Vice President

Dated: March 4, 2008